Filed Pursuant to Rule 424(b)(3)

Registration No. 333-275441

PROSPECTUS SUPPLEMENT NO. 1

(To Prospectus Dated February 2, 2024)

AUDDIA INC.

52,631,578 Pre-Split Shares of Common Stock

2,105,263 Post Split Shares of Common Stock

This prospectus supplement No. 1 updates, amends and supplements the prospectus dated February 2, 2024 (the “Prospectus”), relating to the offering and resale by White Lion Capital LLC (“White Lion” or the “Selling Securityholder”) of up to 52,631,578 shares (prior to the reverse stock split described below) of our common stock, par value $0.001 per share.

The shares of common stock being offered by the Selling Securityholder have been or may be issued and sold to the Selling Securityholder pursuant to the purchase agreement (the “Purchase Agreement”) effective as of November 6, 2024, that we entered into with White Lion. See “The White Lion Transaction” in the Prospectus for a description of the Purchase Agreement and “Selling Securityholder” for additional information regarding White Lion.

This prospectus supplement incorporates into our prospectus the information contained in our Current Report on Form 8-K filed with the SEC on February 27, 2024, which is attached.

As described in the attached Current Report on Form 8-K, on February 23, 2024 we filed a Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Company (the “Certificate of Amendment”) with the Secretary of State of the State of Delaware to effect a reverse stock split of the Company’s common stock at a ratio of one-for-twenty five.

The Certificate of Amendment provides that the reverse stock split became effective as of 5:00 P.M. Eastern Time on February 26, 2024, at which time every twenty five (25) shares of the Company’s issued and outstanding common stock were automatically combined into one (1) issued and outstanding share of common stock, without any change in the par value per share. The Certificate of Amendment provides that in the event a stockholder would otherwise be entitled to receive a fraction of a share of common stock, such stockholder shall receive one whole share of common stock in lieu of such fractional share and no fractional shares shall be issued.

Trading of the Company’s common stock on Nasdaq on a split-adjusted basis commenced at market open on February 27, 2024. The new CUSIP number for the common stock following the reverse stock split is 05072K 206.

As a result of the reverse stock split, the Company’s issued and outstanding shares of common stock were decreased from approximately 20.47 million pre-split shares to approximately 818,000 post-split shares. The reverse stock split did not change the number of authorized shares of the Company's common stock, which remains at 100 million shares.

This registration statement relating to the Purchase Agreement with White Lion originally registered 52,631,578 pre-split shares of common stock. Prior to the reverse stock split, the Company had issued an aggregate of 500,000 common shares pursuant to the Purchase Agreement and this registration statement, so that 52,131,578 pre-split common shares remained available for issuance under the registration statement.

After adjusting for the reverse stock split, the Company now has 2,085,263 post-split common shares remaining available for issuance under this registration statement in connection with the Purchase Agreement with White Lion.

You should read this prospectus supplement in conjunction with the Prospectus, including any supplements and amendments thereto. This prospectus supplement is qualified by reference to the Prospectus except to the extent that the information in the prospectus supplement supersedes the information contained in the Prospectus.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any supplements and amendments thereto.

You should carefully consider matters discussed under the caption “Risk Factors” beginning on page 18 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 27, 2024.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 27, 2024 (February 26, 2024)

AUDDIA INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40071	45-4257218
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2100 Central Avenue, Suite 200
Boulder, Colorado	80301
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 219-9771

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Stock	AUUD	Nasdaq Stock Market
Common Stock Warrants	AUUDW	Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 3.03	Material Modifications to Rights of Security Holders.

To the extent required by Item 3.03 of Form 8-K, the information contained in Item 5.03 of this Current Report on Form 8-K is incorporated herein by reference.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On February 23, 2024, Auddia Inc. (the “Company”) filed a Certificate of Amendment to the Certificate of Incorporation of the Company (the “Certificate of Amendment”) with the Secretary of State of the State of Delaware to effect a reverse stock split of the Company’s common stock at a ratio of one-for-twenty five.

The Certificate of Amendment provides that the reverse stock split became effective as of 5:00 P.M. Eastern Time on February 26, 2024 (the “Effective Time”), at which time every twenty five (25) shares of the Company’s issued and outstanding common stock were automatically combined into one (1) issued and outstanding share of common stock, without any change in the par value per share. The Certificate of Amendment provides that in the event a stockholder would otherwise be entitled to receive a fraction of a share of common stock, such stockholder shall receive one whole share of common stock in lieu of such fractional share and no fractional shares shall be issued.

Trading of the Company’s common stock on Nasdaq on a split-adjusted basis commenced at market open on February 27, 2024. The new CUSIP number for the common stock following the reverse stock split is 05072K 206.

As a result of the reverse stock split, the Company’s issued and outstanding shares of common stock were decreased from approximately 20.47 million pre-split shares to approximately 818,000 post-split shares. The reverse stock split did not change the number of authorized shares of the Company's common stock, which remains at 100 million shares.

The reverse stock split will apply to the Company’s outstanding warrants, stock options and restricted stock units. The number of shares of common stock into which these outstanding securities are convertible or exercisable will be adjusted proportionately as a result of the reverse stock split. The exercise prices of any outstanding warrants or stock options will also be proportionately adjusted in accordance with the terms of those securities and the Company’s equity incentive plans.

As previously announced, the Company’s board and stockholders approved a reverse stock split proposal at a ratio in the range of one-for-five to one-for-fifty, with the final ratio to be determined by the Company’s board in its discretion without further approval from the Company’s stockholders. In February 2024, the Company’s board subsequently approved the final reverse stock split ratio of one-for-twenty five.

A copy of the Certificate of Amendment is filed as Exhibit 3.1 hereto and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
3.1	Certificate of Amendment to the Certificate of Incorporation of the Company dated February 23, 2024
104	Cover Page Interactive Data File

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AUDDIA INC.

February 27, 2024	By:	/s/ John E. Mahoney
Name: John E. Mahoney
Title: Chief Financial Officer

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Exhibit 3.1

Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF

DELAWARE,DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT

COPY OF THE CERTIFICATE OF AMENDMENT OF “AUDDIA INC.”, FILED IN

THIS OFFICE ON THE TWENTY-THIRD DAY OF FEBRUARY, A.D. 2024, AT

6:24 O`CLOCK P.M.

AND I DO HEREBY FURTHER CERTIFY THAT THE EFFECTIVE DATE OF

THE AFORESAID CERTIFICATE OF AMENDMENT IS THE TWENTY-SIXTH DAY

OF FEBRUARY, A.D. 2024 AT 5 O’CLOCK P.M.

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CERTIFICATE OF AMENDMENT

to the

CERTIFICATE OF INCORPORATION

of AUDDIA INC.

AUDDIA INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify as follows:

FIRST: The name of the Corporation is Auddia Inc. The Certificate of Incorporation was filed with the Secretary of State of the State of Delaware (the "Secretary of State") on February 16, 2021, as amended (the "Certificate of Incorporation").

SECOND: ARTICLE IV of the Corporation's Certificate of Incorporation shall be amended by inserting Subsection "D." at the end of such section which shall read as follows:

D. Reverse Stock Split. This Certificate of Amendment shall become effective as of 5:00 p.m. (Eastern Time) on February 26, 2024 (the "Effective Time"). As of the Effective Time of this Certificate of Amendment, pursuant to the Section 242 of the General Corporation Law of the State of Delaware, each twenty five (25) shares of the Corporation's Common Stock, issued and outstanding immediately prior to the Effective Time (the "Prior Common Stock'') shall automatically without further action on the part of the Corporation or any holder of Prior Common Stock, be reclassified, combined, converted and changed into one (I) fully paid and nonassessable share of common stock, par value of $0.001 per share (the "New Common Stock"), subject to the treatment of fractional share interests as described below (the "Reverse Stock Split"). The conversion of the Prior Common Stock into New Common Stock will be deemed to occur at the Effective Time. From and after the Effective Time, certificates representing the Prior Common Stock shall represent the number of shares of New Common Stock into which such Prior Common Stock shall have been converted pursuant to this Certificate of Amendment. Holders who otherwise would be entitled to receive fractional share interests of New Common Stock upon the effectiveness of the Reverse Stock Split shall be entitled to receive a whole share of New Common Stock in lieu of any fractional share created as a result of such Reverse Stock Split.

THIRD: The stockholders of the Corporation have duly approved the foregoing amendment in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly adopted and executed in its corporate name and on its behalf by its duly authorized officer as of the 23rd day of February, 2024.

AUDDIA INC.

By: Isl John Mahoney

Name: John Mahoney

Title: Vice President and Chief Financial Officer

State of Delaware

Secretary of State

Division of Corporations

Delivered 06:24 PM 02/23/2024

FILED 06:24PM 02/23/2024

SR 20240664961 - File Number 5096256

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